                                                This filing is made pursuant
                                                to Rule 424(b)(2) under
                                                the Securities Act of
                                                1933 in connection with
                                                Registration Nos. 333-02798
                                                                  333-18847


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 23, 1996)

[PACIFIC GULF PROPERTIES INC. LOGO]

                          PACIFIC GULF PROPERTIES INC.

                                1,351,351 SHARES

             CLASS A SENIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK
                   (LIQUIDATION PREFERENCE $18.50 PER SHARE)

                            ------------------------

    Dividends on the shares of the Class A Senior Cumulative Convertible Preferred Stock ("Class A Preferred Stock") of Pacific Gulf Properties Inc., a Maryland corporation (the "Company"), offered hereby (the "Offering") will be cumulative from the date of original issuance and will be payable (if declared) quarterly in arrears on the 15th of February, May, August and November of each year in respect of the prior quarter in an amount of (i) $0.425 per share of Class A Preferred Stock per quarter for any quarter that ends on or prior to December 31, 1997 and (ii) for any subsequent fiscal quarter the greater of (x) $0.425 per share of Class A Preferred Stock and (y) the product of 1.04 multiplied by the per share quarterly dividend paid with respect to such quarter in respect of the Company's common stock, par value $.01 per share (the "Common Stock"). Each share of Class A Preferred Stock will have a liquidation value of $18.50 per share, plus any accumulated, accrued and unpaid dividends. See "Description of Class A Preferred Stock -- Dividends."

    Shares of Class A Preferred Stock are convertible at any time, unless previously redeemed, at the option of the holders thereof into the number of shares of Common Stock obtained by dividing the number of shares of Class A Preferred Stock being converted by the conversion ratio. The conversion ratio shall initially be equal to one, subject to adjustment in certain circumstances (the "Conversion Ratio"). See "Description of Class A Preferred
Stock -- Conversion Rights."

    The Class A Preferred Stock will not be redeemable by the Company prior to the fifth anniversary of the date of issuance of such shares of Class A Preferred Stock. On and after such date, the Class A Preferred Stock will be redeemable by the Company, in whole or in part, at the option of the Company at a price per share equal to $18.50 per share plus accrued and unpaid dividends (whether or not declared and accrued through the date of payment for redemption or the date payment is made available for payment to the holder thereof) plus a premium equal to a percentage of $18.50 initially equal to 6.0% (if redemption occurs between December 31, 2001 and December 31, 2002) and decreasing one percent per annum thereafter to 0% (if redemption occurs after December 31, 2009). The Company has contractually agreed with the Purchaser (as defined below) that if it redeems any shares of Class A Preferred Stock held by the Purchaser, it will redeem all shares of Class A Preferred Stock then held by the Purchaser. See "Description of Class A Preferred Stock -- Redemption."

    Except as limited by law, the holder of the Class A Preferred Stock shall be entitled to vote or consent on all matters submitted to the holders of Common Stock together with the holders of Common Stock voting as a single class. Additionally, until the Purchaser (as defined below) or certain related entities cease to own either (i) all of the outstanding shares of Class A Preferred Stock or (ii) an amount of voting securities of the Company which, if converted into Common Stock, would exceed 10% of the outstanding Common Stock on a fully diluted basis, the holders of the Class A Preferred Stock will have the right, voting as a separate class, to elect one director to the Company's Board of Directors. Furthermore, the holders of the Class A Preferred Stock shall have, under certain circumstances, the right to elect additional directors upon the occurrence of certain events. Under no circumstances will the holder(s) of the Class A Preferred Stock have the right to appoint more than two directors. See "Description of Class A Preferred Stock -- Voting Rights."

    In order to maintain the Company's qualification as a REIT, ownership by any person of the Common Stock or the Class A Preferred Stock is limited to 9.8% in value of the outstanding capital stock of the Company. The Company has granted the Purchaser (as defined below) and certain transferees a waiver of such limit in connection with the purchase of the shares of Class A Preferred Stock offered hereby and the shares of Common Stock issuable upon conversion of such shares of Class A Preferred Stock, subject to the Company's right of first refusal. See "Related Agreements -- Limited Waiver of Ownership Limit."

    The Class A Preferred Stock offered hereby will be sold to Five Arrows Realty Securities L.L.C., a limited liability company organized under the laws of the State of Delaware (the "Purchaser"), pursuant to that certain Investment Agreement, dated December 31, 1996, for an aggregate purchase price of $25,000,000, or $18.50 per share. See "Plan of Distribution."

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE ACCOMPANYING PROSPECTUS FOR CERTAIN RISK FACTORS RELEVANT TO AN INVESTMENT IN THE CLASS A PREFERRED STOCK.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

          The date of this Prospectus Supplement is December 31, 1996

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                                       PAGE
                                                                                       -----
Prospectus Supplement Summary..........................................................   S-3
Use of Proceeds........................................................................   S-5
Description of Class A Preferred Stock.................................................   S-5
Ratio of Earnings to Fixed Charges.....................................................  S-13
Related Agreements.....................................................................  S-14
Increase in Shelf Registration Statement...............................................  S-15
Plan of Distribution...................................................................  S-15
Legal Matters..........................................................................  S-16

                                 PROSPECTUS

Available Information..................................................................     2
Incorporation of Certain Documents by Reference........................................     3
The Company............................................................................     4
Use of Proceeds........................................................................     4
Ratio of Earnings to Fixed Charges.....................................................     5
Selling Stockholder....................................................................     5
Plan of Distribution...................................................................     5
Risk Factors...........................................................................     7
Description of Common Stock............................................................    11
Description of Preferred Stock.........................................................    12
Restrictions on Transfer of Capital Stock..............................................    16
Certain Provisions of Maryland Law and of the
  Company's Articles of Incorporation and Bylaws.......................................    17
Federal Income Tax Considerations......................................................    21
Legal Matters..........................................................................    21
Experts................................................................................    21

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus Supplement or the accompanying Prospectus or incorporated herein or therein by reference. Capitalized terms used but not otherwise defined in this Prospectus Supplement Summary have the meanings set forth elsewhere in the Prospectus Supplement or the accompanying Prospectus.

                                  THE OFFERING

ISSUER.....................  Pacific Gulf Properties Inc. (the "Company")

PURCHASER..................  Five Arrows Realty Securities L.L.C. (the
                             "Purchaser")

SECURITIES OFFERED.........  1,351,351 shares of Class A Cumulative Convertible
                             Preferred Stock (the "Class A Preferred Stock")

PURCHASE PRICE.............  $25,000,000 ($18.50 per share)

DIVIDENDS..................  Cumulative from the date of original issuance and payable (if declared) quarterly in arrears on the 15th of February, May, August and November of each year in respect of the prior quarter in an amount of (i) $0.425 per share of Class A Preferred Stock per quarter for any quarter that ends on or prior to December 31, 1997 and (ii) for any subsequent fiscal quarter the greater of (x) $0.425 per share of Class A Preferred Stock and (y) the product of
                             1.04 multiplied by the per share quarterly dividend paid with respect to such quarter in respect of the Common Stock.

CONVERSION RIGHTS..........  Shares of Class A Preferred Stock are convertible at any time, unless previously redeemed, at the option of the holders thereof into the number of shares of Common Stock obtained by dividing the number of shares of Class A Preferred Stock being converted by the conversion ratio. The conversion ratio shall initially be equal to one, subject to adjustment in certain circumstances (the "Conversion Ratio").

LIQUIDATION PREFERENCE.....  $18.50 per share, plus an amount equal to any accumulated, accrued and unpaid dividends.

REDEMPTION AT OPTION OF THE
  COMPANY..................  The Class A Preferred Stock will not be redeemable by the Company prior to the fifth anniversary of the date of issuance of such shares of Class A Preferred Stock. On and after such date, the Class A Preferred Stock will be redeemable by the Company, in whole or in part, at the option of the Company at a price per share equal to $18.50 per share plus accrued and unpaid dividends (whether or not declared and accrued through the date of payment for redemption or the date payment is made available for payment to the holder thereof) plus a premium equal to a percentage of $18.50 initially equal to 6.0% (if redemption occurs between December 31, 2001 and December 31, 2002) and decreasing one percent per annum thereafter to 0% (if redemption occurs after December 31, 2009). The Company has contractually agreed with the Purchaser (as defined below) that if it redeems any shares of Class A Preferred Stock held by the Pur-chaser, it will redeem all shares of Class A Preferred Stock then held by the Purchaser.

VOTING RIGHTS..............  Except as limited by law, the holders of the Class
                             A Preferred Stock shall be entitled to vote or consent on all matters submitted to the holders of Common Stock together with the holders of Common Stock voting as a single class. Additionally, until the Purchaser (as defined below) or certain related entities cease to own either (i) all of the outstanding shares of Class A Preferred Stock or
                             (ii) an amount of voting securities of the Company which, if converted into Common Stock, would exceed 10% of the outstanding Common Stock on a fully diluted basis the holders of the Class A Preferred Stock will have the right, voting as a separate class, to elect one director to the Company's Board of Directors. Furthermore, the holders of the Class A Preferred Stock shall have, under certain circumstances, the right to elect additional directors upon the occurrence of certain events. Under no circumstances will the holder(s) of the Class A Preferred Stock have the right to appoint more than two directors. If dividends on the Class A Preferred Stock or any "Parity Stock" (which means any series of Preferred Stock ranking on a parity with the Class A Preferred Stock with respect to the payment of dividends and amounts upon the liquidation, dissolution or winding up of the Company) are in arrears for six quarterly dividend periods, holders of the Class A Preferred Stock and such Parity Stock (voting together as a single class) will have the right to elect two additional directors to serve on the Company's Board of Directors until such dividend arrearage is eliminated.

RANKING....................  The Class A Preferred Stock will rank senior to or pari passu with the Common Stock and to all Preferred Stock that is expressly stated to be junior to the Class A Preferred Stock with respect to the payment of dividends or amounts upon the liquidation, dissolution or winding up of the Company. While any shares of Class A Preferred Stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior or pari passu to the Class A Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of a majority of the outstanding shares of Class A Preferred Stock, voting as a single class.

REGISTRATION...............  The shares of Class A Preferred Stock are registered under the Securities Act of 1933, as amended. The Class A Preferred Stock and the shares of Common Stock issuable upon conversion thereof are subject to certain registration rights.

NYSE LISTING...............  The shares of Class A Preferred Stock will not be listed on the NYSE; however, the shares of Common Stock issuable upon conversion of the Class A Preferred Stock will be listed on the NYSE under the symbol "PAG."

     For a more complete description of the terms of the Class A Preferred Stock, see "Description of Class A Preferred Stock" below.

                                USE OF PROCEEDS

     The Company will use the net proceeds of this Offering, estimated to be approximately $24,150,000 million, to repay certain outstanding indebtedness under its Line of Credit and for working capital purposes, including possible future acquisitions. Pending such uses, which the Company anticipates will occur concurrently with or shortly following the consummation of each closing related to the Offering, the Company may invest such net proceeds in short-term incomeproducing investments such as investment grade commercial paper, government securities or money market funds that invest in government securities.

     As of September 30, 1996, the weighted average interest rate on the indebtedness expected to be repaid with the net proceeds of this Offering was a variable rate equal to LIBOR plus 1.75% and the maturity date of such indebtedness was July 1, 1998.

                     DESCRIPTION OF CLASS A PREFERRED STOCK

     The summary of certain terms and provisions of the Class A Preferred Stock contained in this Prospectus Supplement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the Company's Charter, Bylaws and Articles Supplementary to the Charter setting forth the particular terms of the Class A Preferred Stock ("Class A Amendment").

     The Charter authorizes the issuance of 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"). No series of Preferred Stock (other than the Class A Preferred Stock) have been authorized or issued. The Preferred Stock may be issued from time to time in one or more series, without shareholder approval, with such voting powers (full or limited), designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall be established by the Board of Directors. Thus, without shareholder approval, the Company could authorize the issuance of Preferred Stock with voting, conversion and other rights that could dilute the voting power and other rights of the holders of Common Stock and Class A Preferred Stock.

GENERAL

     On December 11, 1996, the Board of Directors authorized the Company to classify and issue the Class A Preferred Stock as part of the 5,000,000 shares of the Company's authorized Preferred Stock.

     When issued, the Class A Preferred Stock will be validly issued, fully paid and nonassessable. The holders of the Class A Preferred Stock will have no preemptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Class A Preferred Stock will not be subject to any sinking fund or other obligation of the Company to redeem or retire the Class A Preferred Stock. Unless converted or redeemed by the Company, the Class A Preferred Stock will have a perpetual term, with no maturity.

RANKING

     The Class A Preferred Stock will rank senior to or pari passu with the Common Stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Company.

     While any shares of Class A Preferred Stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior or pari passu to the Class A Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of a majority of the outstanding shares of Class A Preferred Stock, voting as a single class. However, the Company may create additional classes of stock, increase the authorized number of shares of Preferred Stock or issue a different series of Preferred Stock ranking junior to the Class A Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up without the consent of any holder of Class A Preferred Stock. See "-- Voting Rights" below. No dividends shall be set apart for or paid upon the Common Stock or any other shares of stock ranking junior to the Class A Preferred Stock unless all such cumulative dividends on the Class A Preferred Stock have been paid.

DIVIDENDS

     Dividend Rate. Holders of shares of Class A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available for payment, cash dividends payable in an amount per share equal to (i) $0.425 per share of Class A Preferred Stock per quarter for any quarter that ends on or prior to December 31, 1997 and (ii) for any subsequent fiscal quarter the greater of (x) $0.425 per share of Class A Preferred Stock and (y) the product of 1.04 multiplied by the per share quarterly dividend paid with respect to such quarter in respect of the Company's Common Stock.

     Cumulative Dividends. Dividends on the Class A Preferred Stock will be cumulative and payable (if declared) quarterly in arrears on the 15th of February, May, August and November of each year in respect of the prior quarter. Each such dividend will be payable to holders of record as they appear on the stock records of the Company at the close of business on such record dates, not exceeding 30 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Company. Dividends will accrue and be cumulative from the date of original issuance of the Class A Preferred Stock.

     Interest on Unpaid Dividends. Accumulations of unpaid dividends on shares of Class A Preferred Stock will bear interest at a rate of (i) 2.297% per fiscal quarter for any quarter which ends on or prior to December 31, 1997 and (ii) for any subsequent fiscal quarter the greater of (x) 2.297% per quarter and (y) 104% of the per share quarterly dividend paid with respect to such quarter in respect of the Common Stock, divided by $18.50, per quarter until such amount has been paid. No dividends shall be set apart for or paid upon the Common Stock or any other shares of stock ranking junior to the Class A Preferred Stock unless all such cumulative dividends on the Class A Preferred Stock have been paid.

     Prohibitions on Dividends, Distributions and Repurchases. Unless the dividends (including accrued and unpaid dividends in arrears whether or not declared) which pursuant to their terms should have been paid, have been paid in full or declared and set apart for payment, the Company will not pay dividends on, make any other distributions on, or redeem or repurchase or otherwise acquire for consideration any capital stock of the Company (without regard to rank, either as to dividends or upon liquidation, dissolution or winding up).

REDEMPTION

     General. The Class A Preferred Stock will not be redeemable by the Company prior to the fifth anniversary of the date of issuance of such shares of Class A Preferred Stock. On and after such date, the Class A Preferred Stock will be redeemable by the Company, in whole or in part, at the option of the Company. The Company has contractually agreed with the Purchaser that if it redeems any shares of Class A Preferred Stock held by the Purchaser, it will redeem all shares of Class A Preferred Stock then held by the Purchaser.

     Notice of Redemption. The Company may exercise its option to redeem the Class A Preferred Stock only by mailing a written notice of election to the holders of shares of Class A Preferred Stock at least 30 days prior to the date specified therein for the redemption of the Class A Preferred Stock. Such notice shall state, at a minimum, the amount of shares of Class A Preferred Stock to be redeemed, the date on which such redemption shall occur and the last date on which such holder can exercise the conversion rights (described under "-- Conversion Rights" below). If fewer than all of the shares of Class A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rata.

     Redemption Price. Upon the thirtieth day following the mailing of the redemption notice described above, the Company shall purchase from each holder such shares of Class A Preferred Stock specified in the redemption notice, at a price per share equal to $18.50 per share plus accrued and unpaid dividends (whether or not declared and accrued through the date of payment for redemption or the date payment is made available for payment to the holder thereof) plus a premium equal to a percentage of $18.50 initially equal to 6.0% (if redemption occurs between December 31, 2001 and December 31, 2002) and decreasing one percent per annum thereafter to 0% (if redemption occurs after December 31, 2009).

LIQUIDATION PREFERENCE

     Liquidation Payment. The holders of shares of Class A Preferred Stock will be entitled to receive in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution or payment to the holders of shares of capital stock of the Company ranking junior to the Class A Preferred Stock, $18.50 per share of Class A Preferred Stock plus an amount per share of Class A Preferred Stock equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders ("Liquidation Preference"), and no more, provided that if such liquidation, dissolution or winding up of the Company occurs in connection with or subsequent to a Change in Control (as defined below), then the holders of the Class A Preferred Stock shall be entitled to be paid the Put Payment (as defined below under "-- Change in Control and Put Option").

     Pro Rata Payments. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of the shares of Class A Preferred Stock are insufficient to pay in full the sums which such holders are entitled to receive in such case, then such assets will be distributed among the holders of shares of Class A Preferred Stock, ratably, in accordance with the respective amounts which would be payable on such shares of Class A Preferred Stock if all amounts payable thereon were to be paid in full.

VOTING RIGHTS

     General. Except as limited by law, the holder of the Class A Preferred Stock shall be entitled to vote or consent on all matters submitted to the holders of Common Stock together with the holders of Common Stock voting as a single class. Each share of Class A Preferred Stock will entitle the holder thereof to one vote for each share of Common Stock into which such share of Class A Preferred Stock is convertible as of the record date for such vote or consent, or if no record date is specified, as of the date of such vote or consent.

     Class A Director. In addition to the other voting rights described herein, until the Purchaser, Rothschild Realty Inc. or the 99% member of the Purchaser ceases to own either (i) all of the outstanding shares of Class A Preferred Stock or (ii) an amount of voting securities of the Company which, if converted into Common Stock, would exceed 10% of the outstanding Common Stock on a fully diluted basis (the minimum criteria set forth in clauses (i) and (ii) above are referred to herein as the "Minimum Threshold"), the number of directors constituting the Board of Directors of the Company will be increased by one and the holders of the Class A Preferred Stock will have the right, voting as a separate class, to elect one director to the Company's Board of Directors. Such director's position shall remain available until the Minimum Threshold is no longer satisfied.

     Additional Class A Directors. In addition to the foregoing, upon the first to occur of (A) the Company's failure to pay the Regular Quarterly Dividend (as defined below) on the Common Stock for any quarter in an amount of at least $.40 per share (as may be adjusted under certain circumstances), (B) the Company's financial results reflecting that the ratio of its earnings before interest, taxes, depreciation and amortization (as further described in the Class A Amendment,

"EBITDA"), EBITDA to its reported interest expense for each of three consecutive fiscal quarters was less than 1.25 to 1.00, or (C) the Company's failure to pay in full the quarterly dividend payable on the Class A Preferred Stock (whether or not declared) (a "Dividend Payment Default"), the Board of Directors of the Company shall automatically be increased by an additional one member, which member shall be elected by the holders of the shares of Class A Preferred Stock voting as a single class. Such additional position on the Board shall remain available until the first to occur of the following: (i) the Minimum Threshold fails to be satisfied and (ii) the date upon which each of the following three conditions are satisfied (X) the Regular Quarterly Dividend paid in the immediately preceding quarter on the Common Stock shall be greater than $.40 per share (as may be adjusted under certain circumstances), (Y) the Company reports for the prior three consecutive fiscal quarters that the ratio of its EBITDA to its reported interest expense for each such quarter was greater than 1.25 to 1.00, and (Z) all dividends, and all other accrued and unpaid dividends whether or not declared, on the Class A Preferred Stock have been paid or made available for payment. The term "Regular Quarterly Dividend" means any cash dividend(s) paid in any calendar year that do not in the aggregate exceed the Company's reported Funds From Operations (as defined by NAREIT prior to 1996) for the quarter relating to such dividend.

     At any time after the Minimum Threshold ceases to be satisfied and a Dividend Payment Default occurs for three consecutive fiscal quarters, the number of directors constituting the Board shall be automatically increased by a maximum of two members, which members shall be elected by the holders of the shares of Class A Preferred Stock voting as a single class. The position on the Board created thereby shall continue to be available until the earlier to occur of such time as (i) there are no shares of Class A Preferred Stock outstanding and (ii) all dividends on the Class A Preferred Stock, including accrued and unpaid dividends, whether or not declared, shall have been paid or made available for payment.

     Maximum of Two Preferred Directors. The members of the Board of Directors elected by the holders of the Class A Preferred Stock voting as a separate class as described above are referred to herein as "Preferred Directors." At no time shall there be more than two Preferred Directors on the Board of Directors.

     Restrictions. So long as shares of Class A Preferred Stock are outstanding, without the consent of the holders of at least a majority of the outstanding Class A Preferred Stock voting separately as a class, the Company may not (i) amend or alter the Class A Amendment, (ii) amend or alter the Company's Charter which would adversely affect the rights of the holders of Class A Preferred Stock as such, (iii) amend, alter or repeal any provision of the Charter which would increase in any respect the restrictions or limitations on ownership applicable to the Class A Preferred Stock, (iv) amend, alter or repeal the Charter or Bylaws of the Company to limit the right of indemnification provided to any Preferred Director, (v) issue additional shares of Class A Preferred Stock or of Preferred Stock (or a series of Preferred Stock that would vote as a class with the shares of Class A Preferred Stock with respect to the election of any Preferred Director) or shares of stock ranking senior or equal to the Class A Preferred Stock, (vi) amend, alter or repeal any provision of the Charter or Bylaws to increase the number of directors on the Board above 10 (not including any Preferred Directors).

CONVERSION RIGHTS

     Shares of Class A Preferred Stock will be convertible, in whole or in part, at any time, at the option of the holders thereof, into the number of shares of Common Stock obtained by dividing the number of shares of Class A Preferred Stock being converted by the Conversion Ratio (as defined below and as in effect at such time) by surrendering such shares of Class A Preferred Stock to be converted. The "Conversion Ratio" with respect to any shares of Class A Preferred Stock will initially be equal to one, subject to adjustment as described below ("-- Conversion Ratio Adjustments"). The right to convert shares of Class A Preferred Stock called for redemption will terminate at the close of business on such redemption date. For information as to notices of redemption see "-- Redemption" above.

     Conversion of shares of Class A Preferred Stock, or a specified portion thereof, may be effected by delivering a certificate or certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificate or certificates to the Company or in blank, together with an amount sufficient to pay any transfer or similar tax (or satisfactory evidence that such taxes have been paid) to the Company for that purpose. Initially, the Company will serve as transfer agent and registrar of the Class A Preferred Stock.

     Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Class A Preferred Stock shall have been surrendered and notice shall have been received by the Company as aforesaid, and the conversion shall be at the Conversion Ratio in effect at such time and on such date.

     Fractional shares of Common Stock are not to be issued upon conversion but, in lieu thereof, the Company will pay a cash adjustment based on the current market price of the Common Stock on the day prior to the conversion date.

CONVERSION RATIO ADJUSTMENTS

     The Conversion Ratio is subject to adjustment upon certain events, including the following:

     Dividends, Subdivisions, Combinations, Reclassifications. If the Company shall, while any shares of Class A Preferred Stock are outstanding, (A) pay a dividend or make a distribution with respect to its capital stock in shares of its Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Ratio in effect at the opening of business on the day next following the date fixed for the determination of shareholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any shares of Class A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Class A Preferred Stock been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification.

     Issuance of Rights, Options or Warrants to Purchase Common Stock. If the Company shall, while any shares of Class A Preferred Stock are outstanding, issue rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Stock at a price per share less than the current market price per share of Common Stock on the record date for the determination of shareholders entitled to receive such rights or warrants, then the Conversion Ratio in effect at the opening of business on the day next following such record date shall be adjusted to equal the ratio determined by multiplying (I) the Conversion Ratio in effect immediately prior to the opening of business on the day next following the date fixed for such determination by
(II) a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (B) the number of shares that the aggregate proceeds to the Company from the exercise of such rights or warrants for Common Stock would purchase at such current market price, and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (B) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants.

     Issuance of Rights, Options or Warrants to Purchase Securities Other Than Common Stock. If the Company shall distribute to all holders of its Common Stock any shares of capital stock of the Company (other than Common Stock) or evidence of its indebtedness or assets (excluding Regular Quarterly Dividends) or rights or warrants to subscribe for or purchase any of its securities (any of the foregoing being hereinafter called the "Securities"), then in each such case each holder of shares of Class A Preferred Stock shall receive concurrently with the receipt by holders of the Common Stock the kind and amount of such Securities that it would have owned or been entitled to receive had such shares of Class A Preferred Stock been converted immediately prior to such distribution or related record date, as the case may be.

     Distribution of Cash. In case the Company shall pay or make a dividend or other distribution on its Common Stock exclusively in cash (excluding Regular Quarterly Dividends), each holder of shares of Class A Preferred Stock shall receive concurrently with the receipt by holders of the Common Stock the kind and amount of any such distribution that it would have owned or been entitled to receive had such shares of Class A Preferred Stock been converted immediately prior to such distribution or related record date, as the case may be.

     Certain Significant Transactions. If the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, self tender offer for all or substantially all shares of Common Stock, sale of all or substantially all of the Company's assets or recapitalization of the Common Stock and excluding any transaction as to which the other provisions of the Class A Amendment apply) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Class A Preferred Stock that is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Class A Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an affiliate of a Constituent Person or (ii) failed to exercise his or her rights of election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each share of Common Stock of the Company held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("Nonelecting Share"), then for the purpose of this provision the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each Non-electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-electing Shares). The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with this provision, and it shall not consent or agree to the occurrence of any Transaction until the Company has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the shares of Class A Preferred Stock that will contain provisions enabling the holders of the shares of Class A Preferred Stock that remain outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Ratio in effect immediately prior to such Transaction.

     Other Actions. If the Company shall take any action affecting the Common Stock, other than the actions described above, that would materially adversely affect the conversion rights of the holders of the shares of Class A Preferred Stock or the value of such conversion rights, the Conversion Ratio for the shares of Class A Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.

OTHER CONVERSION PROVISIONS

     Cumulative Adjustments. No adjustment in the Conversion Ratio shall be required unless such adjustment would require a cumulative increase or decrease of at least 1%; provided, however, that any adjustments that by reason of this provision are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made. If any action or transaction would require adjustment of the Conversion Ratio pursuant to more than one provision of the Class A Amendment, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

     Exempted Transactions. The Company shall not be required to make any adjustment of the Conversion Ratio for (x) the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under such plan, (y) the issuance of contingent rights issued pursuant to a stockholders' rights plan adopted by the Company pursuant to which the acquisition by any third party of a specified percentage of Common Stock triggers the exercisability of such rights to purchase Common Stock, for so long as no event has occurred triggering such rights to exercise, and (z) the issuance of Common Stock or options to purchase Common Stock pursuant to an employee benefit plan.

     Reduction In Conversion Ratio. The Company shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Ratio, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Company to its shareholders shall not be taxable, or if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

     Notice of Adjustment in Conversion Ratio. Whenever the Conversion Ratio is adjusted as herein provided, the Company shall prepare a notice of such adjustment of the Conversion Ratio setting forth the adjusted Conversion Ratio and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Ratio to the holders of the shares of Class A Preferred Stock at such holders' last address as shown on the stock records of the Company.

     Notice of Certain Events. If:

          (i) the Company shall declare a dividend (or any other distribution) on the Common Stock (other than the Regular Quarterly Dividend); or

          (ii) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

          (iii) there shall be any reclassification of the Common Stock (other than any event to which other provision of the Class A Amendment applies) or any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or a statutory share exchange, or self tender offer by the Company for all or substantially all of its outstanding shares of Common Stock or the sale or transfer of all or substantially all of the assets of the Company as an entity; or

          (iv) there shall occur the involuntary or voluntary liquidation, dissolution or winding up of the Company,

then the Company shall cause to be mailed to the holders of shares of Class A Preferred Stock, at the address as shown on the stock records of the Company, as promptly as possible, but at least 15 business days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up.

     Reservation, Validity, Listing and Securities Law Compliance With Respect to Shares of Common Stock; Transfer Taxes. The Company will reserve and keep available form its authorized capital stock a sufficient number of shares of Common Stock as may be required to effect conversion of the Class Preferred Stock. Any shares of Common Stock issued upon the conversion of the Shares of Class A Preferred Stock shall be validly issued, fully paid and non-assessable. The Company will endeavor (i) to list the shares of Common Stock required to be delivered upon conversion of the Class A Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery and (ii) to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof, by any governmental authority. The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion of the Class A Preferred Stock pursuant hereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the shares of Class A Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or established, to the reasonable satisfaction of the Company, that such tax has been paid.

CHANGE OF CONTROL AND PUT OPTION

     If a Change in Control or Put Event (each, as defined below) occurs as a result of the voluntary (and not legally compelled) act, omission or participation of the Company, which act, omission, or participation the Company had the discretion under existing laws and regulations to refrain from, then each holder of shares of Class A Preferred Stock will have the right to require the Company to redeem such holder's shares of Class A Preferred Stock at a redemption price payable in cash in an amount equal to 102% of the Liquidation Value thereof, plus accrued and unpaid dividends whether or not declared, if any, to the date of purchase or the date that payment is made available. If a Change of Control or Put Event occurs that is not the result of such voluntary act, omission or participation of the Company, the Company may elect not to make the foregoing put payment in which event the Conversion Ratio shall be revised to the greater of (i) 75% of the then current Conversion Ratio so that each share of Class A Preferred Stock will be convertible into 133% of the number of shares of Common Stock into which it would otherwise have been convertible and
(ii) a fraction, the numerator of which is 75% of the then current market price and the denominator of which is $18.50.

     The following terms, as used herein, have the following meanings:

          "Change of Control" means each occurrence of any of the following: (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 25% of the aggregate outstanding voting power of capital stock of the Company;
     (ii) other than with respect to the election, resignation or replacement of the

     Preferred Directors, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company (excluding Preferred Directors) then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; and (iii) (A) the Company consolidates with or merges into another entity (the "Merger Entity") or conveys, transfers or leases all or substantially all of its respective assets (including, but not limited to, real property investments) to any individual or entity (the "Acquiring Entity", and, together with the Merger Entity, the "Successor Entity"), or (B) any corporation consolidates with or merges into the Company, which in either event (A) or (B) is pursuant to a transaction in which the outstanding voting capital stock of the Company is reclassified or changed into or exchanged for cash, securities or other property (unless the holders of the voting capital stock of the Company immediately prior to such transaction hold immediately after such transaction more than 50% of the outstanding voting capital stock of the Successor Entity.

          "Put Event" means each occurrence of any of (i) the Company fails to qualify as a real estate investment trust as described in Section 856 of the Internal Revenue Code of 1986, as amended, other than as a result of any action, or unreasonable failure to act, by any holder of shares of Class A Preferred Stock; (ii) the Company becomes a "Pension-held REIT" as defined in Section 856(h)(3)(D) of the Internal Revenue Code of 1986, as amended, other than as a result of any action, or unreasonable failure to act, by the holders of shares of Class A Preferred Stock; or (iii) the Company ceases to be engaged primarily in the business of owning and managing multi-family properties and/or industrial properties directly, or through subsidiaries, as carried on as of the date hereof and described in the Company's Annual Report on Form 10-K, as amended, as filed with the Securities and Exchange Commission for the year ended December 31, 1995.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges for the Company and for the predecessor to the Company prior to February 18, 1994. Additionally, the table sets forth pro forma ratios of earnings to combined fixed charges and preferred stock dividends which are adjusted to give effect to the issuance of 1,351,351 shares of Class A Preferred Stock as of the beginning of each period presented.

                                                                                       NINE MONTHS
                                                    YEAR ENDED DECEMBER 31,               ENDED
                                            ---------------------------------------   SEPTEMBER 30,
                                             1995     1994    1993    1992    1991        1996
                                            ------   ------   -----   -----   -----   -------------
    Historical Ratios of Earnings to
      Fixed Charges......................   1.12x    1.26x    .74x    .58x    .55x         1.17x
    Pro Forma Ratios of Earnings to
      Combined Fixed Charges and
      Preferred Stock Dividends..........   0.96x    --       --      --      --           1.04x

     For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net earnings before income taxes, extraordinary items, minority/predecessor interest income and fixed charges. Fixed charges consist of interest expense, capitalized interest and amortization of deferred financing costs and preferred stock dividends, where applicable.

     Prior to completion of the Company's initial public offering in February 1994, the predecessor of the Company operated in a highly leveraged manner. As a result, although the Company and the predecessor have historically generated positive net cash flow, the financial statements of the predecessor show net losses for the periods prior to February 1994. Consequently, the computation of the ratio of earnings to fixed charges for such periods indicate that earnings were inadequate to cover fixed charges by approximately $1.6 million, $2.3 million and $1.9 million for the years ended December 31, 1993, 1992 and 1991, respectively.

RESTRICTIONS ON TRANSFER

     Except as described below under "Related Agreements -- Limited Waiver of Ownership Limit," the Class A Preferred Stock is subject to the restrictions on ownership and transfer set forth in the Company's Charter and described in the section captioned "Restrictions on Transfer of Capital Stock" in the accompanying Prospectus.

                               RELATED AGREEMENTS

     Operating Agreement/Registration Rights. Pursuant to an Operating Agreement to be entered into by and between the Company and the Purchaser in connection with the initial closing of the purchase of securities hereunder (the "Operating Agreement"), the Company will grant the Purchaser certain registration rights, including a single demand registration exercisable not earlier than the first anniversary of the date thereof, a single shelf registration exercisable not earlier than the first anniversary of the date thereof, and certain piggyback registration rights. The single demand registration right may be exercised by any holder or holders of 30% or more of the Registrable Securities (as defined below). The Company shall file the single shelf registration statement upon the election of the Majority Holders (as defined below). Generally, the right of the holders of Class A Preferred Stock to demand registration, either pursuant to the single demand registration or the single shelf registration, shall expire, unless earlier expired, when such holders may sell the Registrable Securities under Rule 144 promulgated under the Securities Act without regard to the volume limitations therein.

     The following terms, as used herein, have the following meanings:

          "Majority Holders" means (a) the Purchaser, so long as (i) the Purchaser holds at least 25% of the outstanding Registrable Securities and
     (ii) no underwritten demand registration or piggyback registration has been consummated by the Company pursuant to the Operating Agreement, or (b) otherwise, the holder or holders at the relevant time (excluding the Company or any of its subsidiaries) of more than 50% of the Class A Preferred Stock or Registrable Securities then outstanding. For purposes of calculating such percentage, shares of Common Stock constituting Registrable Securities shall be deemed to equal the number of shares of converted shares of Class A Preferred Stock in respect of which such shares of Common Stock were issued.

          "Registrable Securities" means (i) all shares of Class A Preferred Stock and all shares of Common Stock that have been issued, or are issuable on conversion, in respect of the Class A Preferred Stock pursuant to the provisions of Section 7 of the Class A Amendment, (ii) any other securities that are received by the Holders pursuant to the provisions of Section 7 of the Class A Amendment, (iii) any other capital stock of the Company, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and (iv) any other securities into which or for which any of the securities described in clauses (i) through (iii) above may be or have been converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise, until such time as (a) they have been effectively registered under the Securities Act of 1933, as amended (the "Securities Act") for resale and sold thereunder, (b) they are distributed to the public pursuant to Rule 144 (or any similar provisions then in force) under the Securities Act, (c) they shall have been otherwise transferred, new certificates therefor not bearing a legend restricting further transfer shall have been issued by the Company and subsequent disposition thereof shall not require registration under the Securities Act, or (d) they shall have ceased to be outstanding.

     Limited Waiver of Ownership Limit. The Charter of the Company provides certain restrictions on the ownership of the Company's capital stock (the "Ownership Restrictions") intended to preserve the Company's status as a REIT. In order to enable the Purchaser to own the Class A Preferred Stock (and Common Stock into which the Class A Preferred Stock is converted), the Company granted a limited waiver of the Ownership Restrictions to the Purchaser and its majority member. The waiver generally covers the Class A Preferred Stock, any Common Stock into which the Class A Preferred Stock is converted, and an additional de minimis amount of Common Stock. The waiver contains additional terms designed to preserve the Company's status as a REIT, including provisions that cause the waiver to become void ab initio or to expire upon the occurrence of certain events. The waiver enables the Purchaser to transfer shares covered thereby to another person in a transaction that otherwise would violate the Ownership Restrictions, subject to conditions that include the Company's right of first refusal to acquire the shares in excess of the shares that the transferee could acquire without violating the Ownership Restrictions. The Company and the Purchaser also agreed to certain indemnification provisions relating to the effect of the Purchaser's ownership of the Company's capital stock on the REIT status of the Company.

                    INCREASE IN SHELF REGISTRATION STATEMENT

     On December 27, 1996, the Company filed a registration statement on Form S-3 (file no. 333-18847) pursuant to Rule 462(b) under the Securities Act in order to increase the aggregate offering amount of securities under its shelf registration statement (file no. 333-02798) by $14,454,500.

                              PLAN OF DISTRIBUTION

     General. The Class A Preferred Stock will be issued and sold to Five Arrows Realty Securities L.L.C. (the "Purchaser"), pursuant to that certain Investment Agreement, dated December 31, 1996 (the "Investment Agreement"), at a purchase price of $18.50 per share.

     Closings. Pursuant to the terms of the Investment Agreement, the Company and the Purchaser have agreed to sell and purchase, respectively, the Class A Preferred Stock as follows. The Company is entitled to designate up to three closings, the first two of which shall provide for the sale of at least 270,270 shares of Class A Preferred Stock each and the last of which shall provide for the remaining shares of Class A Preferred Stock. Each closing shall occur on such date as the Company notifies the Purchaser on not less than 10 business days' notice, provided that if the sale of all the Class A Preferred Stock provided for in the Investment Agreement shall not have occurred before December 31, 1997, the closing for such shares of Class A Preferred Stock as shall not previously been sold shall occur on such date.

     Availability Fee. Generally, if all 1,351,351 shares of Class A Preferred Stock have not been sold by certain specified dates (described below), the Company shall pay on each of such dates an amount equal to the product of (A)
0.0025 multiplied by (B) the difference between $25,000,000 and the aggregate purchase price paid by the Purchaser in respect of shares of Class A Preferred Stock previously sold by the Company to the Purchaser. Such dates are the first of July, August, September, October, November and December, 1997.

     Lock-Up. Pursuant to the Investment Agreement, the Purchaser agreed that until December 31, 1997, it shall not sell, transfer, convey, assign, pledge or hypothecate any of the shares of Class A Preferred Stock or any shares of Common Stock obtained upon conversion of any shares of Class A Preferred Stock.

     Standstill. Pursuant to the Investment Agreement, the Purchaser agreed that until January 1, 1999, it and its affiliates will not (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities, direct or indirect rights or options to acquire any voting securities, direct or indirect rights or options to acquire any voting securities, or securities or instruments convertible into voting securities, of the Company, (b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission) securities of the Company, or seek to advise or influence any person or entity with respect to any voting of any securities of the Company, (c) form, join or in any way participate in a "group" within the meaning of Section 13(d)(3) of the Exchange Act, with respect to any voting securities of the Company, (d) make any public announcement with respect to or make or submit a proposal or offer (with or without conditions) for the securities or assets of the Company or any extraordinary transaction involving the Company or any of its Subsidiaries, (e) submit or effect any filing or application, or seek to obtain any permit, consent or agreement, approval or other action, required by or from any regulatory agency with respect to an acquisition of the Company or any of its securities or assets, (f) otherwise act alone or in concert with others to seek to control the management, board of directors or policies of the Company; or (g) propose any of the foregoing unless and until such proposal is specifically invited by the Company.

                                 LEGAL MATTERS

     Certain legal matters related to the shares of Class A Preferred Stock offered by the Company will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Gibson, Dunn & Crutcher LLP will rely upon the opinion of Piper & Marbury LLP, Baltimore, Maryland, as to certain matters of Maryland law.

PROSPECTUS

                                     [LOGO]
                          PACIFIC GULF PROPERTIES INC.
                                  $112,155,139

                COMMON STOCK AND PREFERRED STOCK BY THE COMPANY
                                      AND
           784,419 SHARES OF COMMON STOCK BY THE SELLING STOCKHOLDER
                            ------------------------

     Pacific Gulf Properties Inc. (the "Company") may from time to time offer and sell shares of its common stock, par value $.01 per share (the "Common Stock"), and shares of its preferred stock, par value $.01 per share (the "Preferred Stock," and together with the Common Stock, the "Company Offered Securities"), with an aggregate public offering price not to exceed $112,155,139 in Company Offered Securities, and 784,419 shares of the Company's Common Stock offered hereby by Santa Anita Realty Enterprises, Inc. ("Realty" or the "Selling Stockholder"). The Selling Stockholder may offer and sell from time to time an aggregate of 784,419 shares of the Company's Common Stock (the "Selling Stockholder Offered Securities"). The Company will not receive any of the proceeds from the sale of any Common Stock by the Selling Stockholder. See "Use of Proceeds" and "Plan of Distribution." The Company Offered Securities and the Selling Stockholder Offered Securities are collectively referred to herein as the "Offered Securities." The Offered Securities may be offered separately or together, in separate series, in amounts and at prices and terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

     The terms of the Preferred Stock, including the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, preferences, privileges and restrictions of the Preferred Stock will be set forth in the applicable Prospectus Supplement. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for Federal income tax purposes. The specific number of shares of Common Stock and issuance price per share will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will also contain information about all material Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Company and the Selling Stockholder may sell all or a portion of any offering of its securities directly, through agents designated from time to time, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Offered Securities.

     SEE "RISK FACTORS" BEGINNING AT PAGE 7 OF THIS PROSPECTUS FOR CERTAIN RISK FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK OR THE PREFERRED STOCK.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

             THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT
    PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO
                           THE CONTRARY IS UNLAWFUL.
                            ------------------------

                  The date of this Prospectus is May 23, 1996

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by that reference and the exhibits to the Registration Statement. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement, the exhibits to the Registration Statement, and the documents incorporated by reference into the Registration Statement, which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of fees prescribed by the Commission.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. These reports, proxy and information statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 13th Floor, 7 World Trade Center, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock is traded on the American Stock Exchange, Inc. ("ASE"). The reports, proxy and information statements and other information can also be inspected at the offices ASE, 86 Trinity Place, New York, New York 10006-1881.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are incorporated herein by reference the following documents heretofore filed by the Company under the Exchange Act with the Commission.

     (a) The Company's Current Report on Form 8-K, dated August 30, 1995;
     (b) The Company's Current Report on Form 8-K/A, dated October 27, 1995;
     (c) The Company's Current Report on Form 8-K/A, dated May 7, 1996, amending the
         Company's Current Report on Form 8-K/A, dated October 27, 1995;
     (d) The Company's Current Report on Form 8-K/A, dated May 20, 1996, amending the
         Company's Current Report on Form 8-K/A, dated May 7, 1996, amending the Company's
         Current Report on Form 8-K/A, dated October 27, 1995;
     (e) The Company's Current Report on Form 8-K, dated November 28, 1995;
     (f) The Company's Current Report on Form 8-K/A, dated May 7, 1996, amending the
         Company's Current Report on Form 8-K, dated November 28, 1995;
     (g) The Company's Annual Report on Form 10-K, dated March 21, 1996;
     (h) The Company's Annual Report on Form 10-K/A for the fiscal year ended December 31,
         1995, dated May 7, 1996, amending the Company's Annual Report on Form 10-K, dated
         March 21, 1996;
     (i) The Company's Annual Report on Form 10-K/A for the fiscal year December 31, 1995, dated May 20, 1996, amending the Company's Annual Report on Form 10-K/A, dated May
         7, 1996.
     (j) The Company's Quarterly Report on Form 10-Q, dated May 1, 1996;
     (k) The Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996, dated May 7, 1996, amending the Company's Quarterly Report on Form 10-Q, dated May
         1, 1996;
     (l) The Company's Current Report on Form 8-K, dated May 7, 1996;
     (m) The Company's Current Report on Form 8-K/A, dated May 20, 1996, amending the
         Company's Current Report on Form 8-K, dated May 7, 1996; and
     (n) The description of the Company's Common Stock and 8.375% Convertible Subordinated
         Debentures Due 2001 contained in its Registration Statement on Form 8-A/A filed with the Commission, on January 25, 1994 (file no. 1-12546).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus, and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement, this Prospectus, and any applicable Prospectus Supplement to the extent that a statement contained in the Registration Statement, this Prospectus, any applicable Prospectus or any other subsequently filed document that is also incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus and accompanying Prospectus Supplement is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (other than exhibits to those documents unless the exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates by reference). Written or oral requests should be directed to Shareholder Relations, Pacific Gulf Properties Inc., 363 San Miguel Drive, Newport Beach, California 92660; telephone (714) 721-2700.

                                  THE COMPANY

     Pacific Gulf Properties Inc., a self-administered and self-managed equity REIT, owns, operates, manages, leases, acquires and rehabilitates multifamily and industrial properties. At March 31, 1996, the Company owned a portfolio of 21 multifamily properties, containing 3,945 units, and 11 industrial properties, containing 3,091,000 leasable square feet.

     The Company focuses on properties located in California and the Pacific Northwest, with the largest concentration in Southern California. Management has extensive experience in these markets, and believes that these markets present potential for long-term economic growth because of their proximity to Pacific Rim and NAFTA trading partners, access to ports and other facilities, anticipated growth in population and employment, and desirable climate and recreational environment.

     Management believes that focusing on two property types allows the Company greater opportunities and flexibility than would be available by investing only in one property type. Multifamily and industrial property values move differently within real estate cycles. Apartments have shorter leases than industrial properties and, hence, apartment rental income reacts more quickly to changes in economic conditions. Lease income on industrial properties lags changes in the real estate market due to longer term leases on such properties. The values of these properties and the potential they present for growth are affected by the timing of these rental adjustments.

     The Company's objective is to increase shareholder value by continuing to grow its Funds from Operations by improving net operating income of existing properties and through acquisitions. Management closely monitors rental operations and administrative expenses, utilizes new technologies, periodically conducts contract reviews, and seeks opportunities to maximize economies of scale in order to control costs, reduce tenant turnover and assure that the Company is competitive in all aspects of its operations. The Company also seeks to increase shareholder value through the acquisition of properties that provide attractive initial returns and opportunities to increase Funds from Operations. Additionally, the Company seeks well-located properties in strong markets where values have suffered due to poor management or maintenance and that can be acquired at less than replacement cost.

     The Company's Common Stock is listed on the American Stock Exchange under the symbol "PAG." The Company's executive offices are located at 363 San Miguel Drive, Newport Beach, California, 92660. The telephone number is (714) 721-2700. The Company was incorporated in Maryland in August of 1993.

                                USE OF PROCEEDS

     Unless otherwise described in the Prospectus Supplement which accompanies this Prospectus, the Company intends to use the net proceeds from the sale of the Company Offered Securities for general corporate purposes, which may include acquiring additional industrial or multifamily properties or interests in entities owning industrial or multifamily properties as suitable opportunities arise, making improvements to properties, repaying certain then-outstanding secured or unsecured indebtedness and for working capital. Pending use for the foregoing purposes, such proceeds may be invested in short-term, interest-bearing time or demand deposits with financial institutions, cash items or qualified government securities.

     The Company will not receive any proceeds from the sale of any Common Stock by the Selling Stockholder.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges for the Company and for the predecessor to the Company prior to February 18, 1994.

                                                                                      THREE MONTHS
                                                     YEAR ENDED DECEMBER 31,             ENDED
                                              --------------------------------------   MARCH 31,
                                               1995    1994    1993    1992    1991       1996
                                              ------  ------  ------  ------  ------  ------------
  Ratio of Earnings to Fixed Charges........   1.12x   1.26x    .74x    .58x    .55x      1.07x

     For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net earnings before income taxes, extraordinary items, minority/predecessor interest income and fixed charges. Fixed charges consist of interest expense, capitalized interest and amortization of deferred financing costs.

     Prior to completion of the Company's initial public offering in February 1994, the predecessor of the Company operated in a highly leveraged manner. As a result, although the Company and the predecessor have historically generated positive net cash flow, the financial statements of the predecessor show net losses for the periods prior to February 1994. Consequently, the computation of the ratio of earnings to fixed charges for such periods indicate that earnings were inadequate to cover fixed charges by approximately $1.6 million, $2.3 million and $1.9 million for the years ended December 31, 1993, 1992 and 1991 respectively.

                              SELLING STOCKHOLDER

     Upon completion of its initial public offering in February 1994, the Company purchased the multifamily and industrial operations of Realty. In connection with such acquisition the Company issued 149,900 shares of its Common Stock to Realty. Additionally, in October 1994, the Company acquired Realty's interest in the partnership that owned Baldwin Industrial Park, which contains 623,000 leasable square feet of industrial space, for 559,748 shares of Common Stock, and issued 74,671 shares of Common Stock to Realty as payment for the Company's corporate offices and certain other assets. The aggregate of 784,419 shares so issued to Realty constitute the Selling Stockholder Offered Securities which are covered by the Registration Statement of which this Prospectus is a part.

     The Prospectus Supplement relating to any shares of Common Stock offered by the Selling Stockholder will set forth the number of shares of such Common Stock offered, as well as the number of shares of Common Stock and percentage of such class owned by the Selling Stockholder upon completion of such offering. In the event that any offering by the Selling Stockholder is underwritten, the Company will have the right to select the managing underwriter or underwriters, subject to approval by the Selling Stockholder. Additionally, if an offering by the Selling Stockholder is made in conjunction with an offering by the Company of Company Offered Securities, the Selling Stockholder must sell its Common Stock to the underwriter selected by the Company on the same terms and conditions as are applicable to the Company, unless otherwise stated in an applicable Prospectus Supplement. The Selling Stockholder may also elect to sell all or a portion of its shares of Common Stock pursuant to an exemption from registration. Under the terms of an agreement between the Company and the Selling Stockholder dated November 15, 1993, the Selling Stockholder must also comply with various terms and conditions in selling its shares of Common Stock.

                              PLAN OF DISTRIBUTION

     The Company and the Selling Stockholder may sell the Offered Securities through one or more underwriters or dealers, directly to one or more purchasers, through agents, or through a combination of any such methods of sale. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement. Sales of Offered Securities pursuant to any applicable Prospectus Supplement may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents or the Selling Stockholder's agents to offer and sell the Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of the Offered Securities, underwriters may be deemed to have received compensation from the Company or the Selling Stockholder in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Offered Securities for whom they may act as agent. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company or the Selling Stockholder to underwriters or agents in connection with the offering of the Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers, and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, the Company or the Selling Stockholder, as the case may be, will authorize dealers acting as the Company's or the Selling Stockholder's agents to solicit offers by certain institutions to purchase the Offered Securities from the Company or the Selling Stockholder at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate amount of the Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except: (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (ii) if the Offered Securities are being sold to underwriters, the Company or the Selling Stockholder shall have sold to such underwriters the total amount of the Offered Securities less the amount thereof covered by the Contracts.

     Unless otherwise specified in the related Prospectus Supplement, each series of Company Offered Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the American Stock Exchange. Any shares of Common Stock sold by the Company pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance; the shares of Common Stock comprising the Selling Stockholder Offered Securities have previously been listed on the American Stock Exchange. The Company may elect to list any series of Preferred Stock on any exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market of the Offered Securities.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                  RISK FACTORS

     Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus and the applicable Prospectus Supplement before purchasing Offered Securities.

DEBT FINANCING; RISK OF RISING INTEREST RATES

     The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, that the Company will not be able to refinance existing indebtedness on its properties, or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. As of December 31, 1995, the Company had outstanding approximately $150 million of indebtedness secured by certain of its properties.

     If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancing, the Company's interest expense would increase, which would adversely affect the Company's cash provided by operating activities and its ability to make distributions or payments to holders of its securities. In addition, in the event the Company were unable to secure refinancing of such indebtedness on acceptable terms, the Company might be forced to dispose of properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect the Company's funds from operations. In addition, if a property or properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company.

RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES

     The Company intends to actively continue to acquire industrial and multifamily residential properties. Acquisitions of such properties entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general real estate investment risks associated with any new real estate investment.

     The Company may also pursue industrial and multi-family residential property development projects, although it has not heretofore done so. Such projects generally require various governmental and other approvals, the receipt of which cannot be assured. Such development activities will entail certain risks, including the expenditure of funds on and devotion of management's time to projects which may not come to fruition; the risk that construction costs of a project may exceed original estimates, possibly making the project not economical; the risk that occupancy rates and rents at a completed project will be less than anticipated; and the risk that expenses at a completed development will be higher than anticipated. These risks may result in a development project causing a reduction in funds from operations or the funds available for distribution.

GENERAL REAL ESTATE INVESTMENT RISKS

     Real property investments are subject to a variety of risks. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the Company's properties do not generate sufficient income to meet operating expenses, including debt service and capital expenditures, the Company's cash flow and ability to make distributions to its stockholders will be adversely affected. The performance of the economy in each of the areas in which the Company's properties are located affects occupancy, market rental rates and expenses and, consequently, has an impact on the income from the Company's properties and their underlying values. The financial results of major local employers may have an impact on the cash flow and value of certain of the Company's properties.

LACK OF GEOGRAPHIC DIVERSIFICATION

     The Company's properties are located in California and the Pacific Northwest, with the largest concentration in Southern California. Income from the Company's properties may be adversely affected by the general economic climate, local economic conditions in which the Properties are located, such as an oversupply of space or a reduction in demand for rental space, the attractiveness of the Company's properties to tenants, competition from other available space, the ability of the Company to provide the adequate maintenance and insurance and increased operating expenses. There is also the risk that as leases on the Company's properties expire, tenants will enter into new leases on terms that are less favorable to the Company. Income and real estate values may also be adversely affected by such factors as applicable laws (e.g., ADA and tax laws), interest rate levels and the availability of financing. In addition, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

AFFORDABLE HOUSING LAWS

     Certain of the Company's multi-family properties are, and will be in the future, subject to federal, state and local statutes or other restrictions requiring that a percentage of apartment homes be made available to residents whose incomes do not exceed a certain percentage of the local median. These laws and regulations, as well as any changes thereto making it more difficult to meet such requirements, or a reduction in or elimination of certain financing advantages available to those persons satisfying such requirements, could adversely affect the Company's profitability and its ability to develop certain communities in the future.

COMPETITION

     Numerous industrial and residential properties compete with the Company's properties in attracting tenants to lease space. Some of these competing properties are newer, better located or better capitalized than the Company's properties. The number of competitive properties in a particular area could have a material effect on the Company's ability to lease space in its properties or at newly developed or acquired properties and on the rents charged.

POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs or removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and injuries to persons and property.

     Certain environmental laws impose liability for any release of asbestos-containing materials ("ACMs") into the air. In addition, third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to ACMs released from such properties. Limited quantities of ACMs are present in various building materials such as floor coverings, ceiling texture material, acoustical tiles and decorative treatments located at certain of the Company's properties. The ACMs present at such properties are generally in good condition, and possess low probabilities for unintentional disturbance. The Company has implemented operations and mainte-nance plans for properties where ACMs are present or reasonably suspected. It is the Company's policy that generally ACMs will be removed by the Company in the ordinary course of renovation and construction.

     There may also be potential liability associated with lead-based paint arising from lawsuits alleging personal injury and related claims. Typically, the existence of lead paint is more of a concern in residential units than in commercial properties. A structure built prior to 1978 may contain lead-based paint and thus may present a potential for exposure to lead. Structures built after 1978 are not likely to contain lead-based paint. The Company's existing multifamily properties have not been tested for lead-based paint; because most were constructed before 1978, they may contain lead-based paint, and thus could pose a potential health risk caused by exposure to lead.

     The existence of electric transmission lines near the Company's properties were not searched for. Electric transmission lines are one of many sources of electro-magnetic fields ("EMFs") to which people may be exposed. Research into potential health impacts associated with exposure to EMFs has produced inconclusive results. Notwithstanding the lack of conclusive scientific evidence, some states now regulate the strength of electric and magnetic fields emanating from electric transmission lines, while others have required transmission facilities to measure for levels of EMFs. In addition, the Company understands that lawsuits have, on occasion, been filed (primarily against electric utilities) alleging personal injuries resulting from exposure as well as fear of adverse health effects. In addition, fear of adverse health effects from transmission lines has been a factor considered in determining property values in obtaining financing and in condemnation proceedings. Therefore, there is a potential for the value of the Company's properties to be affected as a result of proximity to a transmission line and for the Company to be exposed to damage claims by persons exposed to EMFs.

     Each of the Company's properties has been subjected to a Phase I or similar environmental assessment (which involves general inspections without soil sampling or groundwater analysis and generally without radon testing) completed by licensed and qualified independent environmental consultant companies. Some of the properties have been subject to a limited subsurface investigation. These environmental assessments have not revealed any environmental liability, nor is the Company aware of any environmental liability, that the Company's management believes would have a material adverse effect on the company's business, assets or results of operations.

     No assurance can be given that existing environmental assessments with respect to any of the Properties would reveal all environmental liabilities, that any prior owner of any of the Company's properties did not create any material environmental condition not known to the Company, or that a material environmental condition does not otherwise exist as to any one or more of the Company's properties.

GENERAL UNINSURED LOSSES

     The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance for each of its properties, with policy specifications, limits and deductibles customarily carried for similar properties. There are, however, certain types of extraordinary losses which are either uninsurable or not economically insurable. Further, all of the Company's properties are located in areas that are subject to earthquake activity. Although the Company has obtained certain limited earthquake insurance policies, should one or more of the Company's properties sustain damage as a result of an earthquake, the Company may sustain losses due to insurance deductibles, co-payments on insured losses or uninsured losses.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

     Tax Liabilities Upon Failure to Qualify as a REIT. The Company made the election to be treated for federal income tax purposes as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). No assurance can be given that the Company will operate in a manner enabling it to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions which have only a limited number of judicial or administra-tive interpretations, and the determination of various factual matters and circumstances not entirely within the Company's control may impact its ability to qualify as a REIT. In addition, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the federal income tax consequences of such qualification.

     If in any taxable year the Company does not qualify as a REIT, it would be taxed as a regular corporation and distributions to the holders of the Common Stock would not be deductible by the Company in computing its taxable income. In addition, unless entitled to relief under certain statutory provisions, the Company will also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would significantly reduce the funds from operations available for investment or distribution or payment to holders of the securities because of the additional tax liability to the Company for the year or years involved. In addition, the Company would no longer be required by the Code to make any distributions.

     To qualify as a REIT, the Company is required to distribute at least 95% of its taxable income to its shareholders each year. Possible timing differences between receipt of income and payment of expenses, and the inclusion and deduction of such amounts in determining taxable income, could require the Company to reduce its dividends below the level necessary to maintain its qualification as a REIT, which would have material adverse tax consequences.

QUALIFICATION OF THE OPERATING PARTNERSHIP AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES; IMPACT ON REIT STATUS

     PGP Inland Communities, L.P., the Company's subsidiary operating partnership (the "Operating Partnership"), is intended to be treated as a partnership for federal income tax purposes. If the IRS were to challenge successfully the status of the Operating Partnership as a partnership for federal income tax purposes, the Operating Partnership would be treated as an association taxable as a corporation. In such event, for federal income tax purposes the character of the Company's assets and income pertaining to its interest in the Operating Partnership would change, and could cause the Company to fail to meet the requirements for taxation as a REIT for federal income tax purposes and therefore to be taxed as a regular corporation. The imposition of a corporate tax on the Company and the Operating Partnership would significantly reduce the funds from operations available for investment or distribution or payment to holders of the securities.

     Other REIT Taxes. Although qualified to be taxed as a REIT, certain transactions or other events could lead to the Company being taxed at rates ranging from 4% to 100% on certain income or gains.

DEPENDENCE ON KEY PERSONNEL

     The Company's management has substantial experience in acquiring, managing and financing multifamily and industrial properties. The Company believes that its success will depend in significant part upon the efforts of such persons and that it may be difficult to replace such persons with individuals having comparable experience.

ISSUANCE OF SHARES MAY ADVERSELY AFFECT MARKET PRICE OF COMMON STOCK AND DILUTE PER SHARE AMOUNTS AVAILABLE FOR DISTRIBUTION

     Future issuances of substantial amounts of Common Stock upon conversion of the Company's 8.375% Convertible Subordinated Debentures (the "Debentures") could adversely affect the market price for the Common Stock and dilute per share amounts available for distribution to shareholders. An aggregate of $56,551,000 in principal amount of Debentures, convertible into an aggregate of 3,036,710 additional shares of Common Stock, was issued by the Company in February 1994. The Debentures are convertible at any time at the election of the holders.

                          DESCRIPTION OF COMMON STOCK

     The summary of the terms of the Company's Common Stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Incorporation and Bylaws of the Company.

GENERAL

     The Articles of Incorporation of the Company provide that the Company may issue up to 60,000,000 shares of capital stock, consisting of 25,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), 30,000,000 shares of excess stock, par value $.01 per share (the "Excess Shares"), and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of March 15, 1996, 4,857,351 shares of Common Stock and no shares of Preferred Stock or Excess Shares were issued and outstanding. Under Maryland law, shareholders generally are not liable for the corporation's debts or obligations.

TERMS

     All shares of Common Stock offered hereby by the Company will be upon issuance and delivery against payment, and all shares of Common Stock offered hereby by the Selling Stockholder are, duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of capital stock and to the provisions of the Company's Articles of Incorporation regarding Excess Shares, holders of Common Stock will be entitled to receive distributions on such shares if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor, and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

     The Company commenced quarterly distributions on its Common Stock on April 15, 1994, and intends to continue making quarterly distributions on the outstanding shares of Common Stock.

     Subject to the provisions of the Company's Articles of Incorporation, regarding Excess Shares and to the matters discussed under "Certain Provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws -- Control Share Acquisitions," each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of such Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of all plurality of the outstanding Common Stock can elect all of the directors then standing for election and the holders of the remaining Common Stock will not be able to elect any directors.

     Holders of Common Stock have no conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of the Company.

     Subject to the provisions of the Company's Articles of Incorporation, regarding Excess Shares, all Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

     Pursuant to the Maryland General Corporation Law (the "MGCL"), a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, transfer all or substantially all of its assets, engage in a share exchange or engage in certain similar fundamental transactions unless recommended by the Board of Directors and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's Articles of Incorporation. The Company's Articles of Incorporation require the affirmative vote of shareholders holding at least a majority of all the votes entitled to be cast on such matters. In addition, a number of other provisions of the MGCL could have a significant effect on the Common Stock and the rights and obligations of holders thereof. See "Certain Provisions of Maryland Law of the Company's Articles of Incorporation and Bylaws."

     The transfer agent and registrar for the Common Stock is Harris Trust Company of California.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     The following description of terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Articles of Incorporation and the Board of Directors' resolution or resolutions relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Preferred Stock.

     Subject to limitations prescribed by the MGCL and the Articles of Incorporation, the Board of Directors is authorized to issue shares of Preferred Stock in one or more series, to establish from time to time the number of shares of Preferred Stock to be included in any such series and to fix for any such series the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption. The Company is authorized to issue five million shares of Preferred Stock, of which no shares are currently outstanding.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below, unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion right;
(vii) any listing of the Preferred Stock on any securities exchange; (viii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions not in conflict with the Articles of Incorporation or the MGCL; (ix) a discussion of Federal income tax considerations applicable to the Preferred Stock; (x) the relative ranking and preferences of the Preferred Stock as to dividends and rights upon liquidation; and (xi) any limitations on direct or beneficial ownership and restrictions on transfer. The Preferred Stock will, when issued for lawful consideration therefor, be fully paid and nonassessable and will have no preemptive rights.

     Unless otherwise indicated in a Prospectus Supplement relating thereto, Harris Trust Company of California will be the transfer agent and registrar for shares of each series of Preferred Stock.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights upon liquidation, dissolution or winding up of the Company, rank: (i) senior to all classes or series of Common Stock and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The rights of the holders of each series of Preferred Stock will be subordinate to those of the Company's general creditors.

DIVIDENDS

     Holders of each series of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

     Dividends on any series of Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date. Dividends on shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

     So long as any series of Preferred Stock shall be outstanding, unless: (i) full dividends (including, if such dividends are cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of Preferred Stock of such series and all other classes and series of Preferred Stock (other than "Junior Stock," as defined below; and (ii) the repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series or any other Preferred Stock of any class or series (other than Junior Stock), the Company may not declare any dividends on any Common Stock or any other equity securities of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other equity securities being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for the purchase, redemption of other retirement of or for a sinking or other analogous fund, for any Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or equity securities of the Company, other than shares of Junior Stock which are neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than shares of Junior Stock.

     Any dividend payment made on a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

     A series of Preferred Stock may be redeemable in whole or in part, from time to time, at the option of the Company, or may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon the terms, at the times and at the redemption prices set forth in the Prospectus Supplement related to such series. Shares of Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued Preferred Stock of the Company.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of equity securities of the Company, the terms of such series of Preferred Stock may provide that, if no such equity securities shall have been issued or, to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable equity securities of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     So long as any dividends on shares of any series of Preferred Stock or any other series of Preferred Stock of the Company ranking on a parity as to dividends and distribution of assets with such series of Preferred Stock are in arrears, no shares of any such series of Preferred Stock or such other series of Preferred Stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

     In the event that fewer than all of the outstanding shares of a series of Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default shall be made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of equity securities of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of shares of Junior Stock, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Except as indicated below or in a Prospectus Supplement relating to a particular series of Preferred Stock, or except as required by applicable law, holders of the Preferred Stock will not be entitled to vote for any purpose.

     So long as any series of Preferred Stock remains outstanding, the consent or the affirmative vote of the holders of at least a majority of the votes entitled to be cast with respect to the then outstanding shares of such series of Preferred Stock together with any "Other Preferred Stock" (as defined below), voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary: (i) to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of equity securities of the Company ranking prior to Preferred Stock of such series as to dividends, voting or upon distribution of assets; and (ii) to repeal, amend or otherwise change any of the provisions applicable to the Preferred Stock of such series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of such series of Preferred Stock. In case any series of Preferred Stock would be so affected by any such action referred to in clause (ii) above in a different manner than one or more series of Other Preferred Stock which will be similarly affected, the holders of the Preferred Stock of such series, together with any series of Other Preferred Stock which will be similarly affected, will be entitled to be cast with respect to each such series of Preferred Stock and Other Preferred Stock then outstanding, in lieu of the consent or affirmative vote hereinafter otherwise required.

     With respect to any matter as to which the Preferred Stock of any series is entitled to vote, holders of the Preferred Stock of such series and any other series of Preferred Stock ranking on a parity with such series of Preferred Stock as to dividends and distributions of assets and which by its terms provides for similar voting rights (the "Other Preferred Stock") will be entitled to cast the number of votes set forth in the Prospectus Supplement with respect to that series of Preferred Stock. As a result of the provisions described in the preceding paragraph requiring the holders of shares of a series of Preferred Stock to vote together as a class with the holders of shares of one or more series of Other Preferred Stock, it is possible that the holders of such shares of Other Preferred Stock could approve action that would adversely affect such series of Preferred Stock, including the creation of a class of shares of beneficial interest ranking prior to such shares of Preferred Stock as to dividends, voting or distributions of assets.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, the provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and the provisions affecting conversion.

RESTRICTIONS ON OWNERSHIP

     See "Restrictions on Transfer of Capital Stock" for a discussion of the restrictions on transfers of shares of capital stock necessary for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended.

                   RESTRICTIONS ON TRANSFER OF CAPITAL STOCK

     For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its issued and outstanding capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the shares of issued and outstanding capital stock of the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a shorter taxable year). Because the Board of Directors believes it is essential for the Company to qualify as a REIT, the Board of Directors has included certain provisions in the Articles of Incorporation restricting the acquisition of the Company's capital stock, including Common Stock.

     The provision setting forth the Ownership Limit provides that, subject to certain exceptions, no shareholder (other than Realty) may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than the Ownership Limit, which is equal to 9.8% in value or in number, whichever is more restrictive, of the issued and outstanding capital stock of the Company. The constructive ownership rules are complex and may cause Common Stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% in value or in number of shares of the Common Stock (or the acquisition of an interest in an entity which owns Common Shares) by an individual or entity could cause that individual or entity (or another individual or entity) to constructively own in excess of 9.8% in value or in number of the issued and outstanding capital stock of the Company, and thus subject such Common Stock to the Ownership Limit. In addition, for these purposes, Common Stock that may be acquired upon conversion of the 8.375% Convertible Subordinated Debentures Due 2001 previously issued by the Company (the "Debentures") owned or deemed owned by an investor, but not Common Stock issuable with respect to Debentures held by others, are deemed to be owned by the investor and outstanding prior to conversion, for purposes of determining the percentage of ownership of Common Stock owned by that investor.

     The Board of Directors may waive the Ownership Limit with respect to a particular shareholder if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and an undertaking from the applicant with respect to preserving the REIT status of the Company. If shares of Common Stock are issued or transferred to any person, which would result in a violation of the Ownership Limit, or which would cause the Company to be beneficially owned by fewer than 100 persons, such issuance or transfer shall be null and void ab initio, and the intended transferee will acquire no rights to, or economic interest in, the Common Stock.

     The Articles of Incorporation provide that a transfer or other event that results in a person owning Common Stock in excess of the Ownership Limit is null and void ab initio as to the intended transferee or purported owner, and the intended transferee or purported owner acquires or retains no rights or economic interest in those shares of Common Stock. Common Stock purportedly owned, or deemed to be owned, or transferred to a person in excess of the Ownership Limit, will automatically be exchanged for shares of a separate class of stock ("Excess Shares") that will be transferred, by operation of law, to a trust for the exclusive benefit of the transferee or transferees to whom the Common Stock may ultimately be transferred (without violating the Ownership Limit). While held in trust, the Excess Shares will not be entitled to vote, will not be considered outstanding for purposes of any shareholder vote or the determination of a quorum for such vote, and will not be entitled to participate in any distributions made by the Company. Any dividend or distribution paid to a proposed transferree or owner on Excess Shares prior to the discovery by the Company that such shares have become directly or constructively owned in violation of the Company's Articles of Incorporation shall be repaid to the Company upon demand. The intended transferree or owner may, at any time the Excess Shares are held by the Company in trust, transfer the Excess Shares at a price not to exceed the price paid by the intended transferee or owner to any person whose ownership of such Excess Shares would be permitted under the Ownership Limit, at which time the Excess Shares will automatically be exchanged for shares of Common Stock. In addition, the Company would have the right, for a period of 90 days during the time the Excess Shares are held by the Company in trust, to purchase all or any portion of the Excess Shares from the intended transferee or owner at a price equal to the lesser of the price paid for the shares of Common Stock by the intended transferee or owner and the closing market price for the shares of Common Stock on the date the Company exercises its option to purchase the Common Stock. This period commences on the date of the violative transfer of ownership if the intended transferee or owner gives notice of the transfer to the Company, or the date the Board of Directors determines that a violative transfer has occurred with no notices provided.

     The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the Board of Directors and the shareholders of the Company determine that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change of the Ownership Limit would require an amendment to the Articles of Incorporation. Amendments to the Articles of Incorporation require recommendation by the Board of Directors and the affirmative vote of shareholders holding at least a majority of all the votes entitled to be cast on the matter. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the REIT without the approval of the Board of Directors.

     All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

     All persons who own a specified percentage (or more) of outstanding Common Stock must file an affidavit with the Company containing information regarding their ownership of Common Stock, as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage will be set between one-half of one percent and five percent, depending on the number of record holders of Common Stock. In addition, each shareholder shall upon demand by the Company be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or government agency.

     The ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of Common Stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
               THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The following paragraphs summarize certain provisions of Maryland law and the Company's Articles of Incorporation and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part, as described in "Additional Information," and to Maryland law.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     The Company's Articles of Incorporation provide that the number of directors of the Company may be established by the Board of Directors, but may not be fewer than three nor more than eleven. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire Board of Directors. Pursuant to the terms of the Articles of Incorporation, the directors are divided into three classes -- i.e., Class I, Class II, and Class III. Presently, one class will hold office for a term expiring at the annual meeting of shareholders to be held in 1996 (i.e., Class II), another class will hold office for a term expiring at the annual meeting of shareholders to be held in 1997 (i.e., Class III), and another class will hold office for a term expiring at the annual meeting of shareholders to be held in 1998 (i.e., Class I). As the term of each class expires, directors in that class will be elected for a term of three years or until their successors are duly elected and qualify. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors.

     The classified director provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of Common Stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of shareholders, the holders of a plurality of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

REMOVAL OF DIRECTORS

     The Articles of Incorporation provide that a director may be removed only for cause and only by the affirmative vote of shareholders holding at least two-thirds of all the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, precludes shareholders from removing incumbent directors except upon a substantial affirmative vote and upon a finding of cause and filling the vacancies created by such removal with their own nominees.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Articles of Incorporation limit the liability of the Company's directors and officers to the Company and its shareholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its shareholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceedings. This provision does not limit the ability of the Company or its shareholders to obtain other relief, such as an injunction or rescission.

     The Company's Bylaws require the Company to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (i) was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

BUSINESS COMBINATIONS

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the Board of Directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation voting together as a single voting group, and (b) two-thirds of the votes entitled to be cast by holders of voting shares other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's shareholders receive a fair price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. As permitted by Maryland law, the Articles of Incorporation of the Company include a provision exempting all future business combinations involving the Company from the operation of the business combination statute.

CONTROL SHARE ACQUISITIONS

     The Company's Bylaws currently contain a provision exempting from the control share acquisition statute described below any and all acquisitions by any person of shares of capital stock of the Company, specifically including Realty. The current or future directors of the Company may decide to eliminate or amend this provision, although no such change is currently contemplated.

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by such person, or in respect of which such person is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:
(i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or, if a meeting of shareholders is held where the voting rights of such shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction and such transaction is otherwise effected under the provision of the MGCL; or to acquisitions approved or exempted by the Articles of Incorporation or Bylaws of the Company.

AMENDMENT TO THE ARTICLES OF INCORPORATION

     The Company's Articles of Incorporation, including its provisions on classification of the Board of Directors and removal of directors, may be amended only with the recommendation of the Board of Directors and by the affirmative vote of shareholders holding at least a majority of all the votes entitled to be cast on the matter.

DISSOLUTION OF THE COMPANY

     The dissolution of the Company must be approved by the affirmative vote of shareholders holding at least a majority of all the votes entitled to be cast or the written consent of all shares entitled to vote on this matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The Bylaws of the Company provide that (a) with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by shareholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by the Board of Directors, or (iii) by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in the Bylaws, and (b) with respect to special meetings of shareholders, only the business specified in the Company's notice of the meeting may be brought before the meeting of shareholders, and nominations of persons for election to the Board of Directors may be made only (i) pursuant to the Company's notice of meeting, (ii) by the Board of Directors, or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in the Bylaws.

     The provisions in the Articles of Incorporation on classification of the Board of Directors and removal of directors, the business combination and, if the applicable provision in the Company's Bylaws is rescinded, control share acquisition provisions of the MGCL, and the advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Common Stock might receive a premium for their Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The Company believes it has operated, and the Company intends to continue to operate, in such a manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify.

     The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of certain provisions that currently govern the federal income tax treatment of the Company and its stockholders. For the particular provisions that govern the federal income tax treatment of the Company and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference.

     Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders.

     In any year in which the Company qualifies to be taxed as a REIT, distributions made to its stockholders out of current or accumulated earnings and profits will be taxed to stockholders as ordinary income except that distributions of net capital gains designated by the company as capital gain dividends will be taxed as long-term capital gain income to the stockholders. To the extent that distributions exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the stockholder's securities with respect to which the distribution is paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of those securities.

     Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Offered Securities and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning tax consequences of an investment in the Company, including the possibility of United States income tax withholding on Company distributions.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Cox, Castle & Nicholson, LLP, Los Angeles, California, and the legality of the Offered Securities will be passed upon for the Company and the Selling Stockholder by Piper & Marbury LLP, Baltimore, Maryland.

                                    EXPERTS

     The financial statements for Pacific Gulf Properties Inc. and the Predecessor Multifamily and Industrial Operations included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1995 and incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing therein and has been so included in reliance upon the report given upon their authority as experts in accounting and auditing.

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  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT, OR DEALER. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT, NOR ANY SALE OF SECURITIES BEING OFFERED PURSUANT TO THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                            ------------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                PAGE
                                                -----
Prospectus Supplement Summary................     S-3
Use of Proceeds..............................     S-5
Description of Class A Preferred Stock.......     S-5
Ratio of Earnings to Fixed Charges...........    S-13
Related Agreements...........................    S-14
Increase in Shelf Registration Statement.....    S-15
Plan of Distribution.........................    S-15
Legal Matters................................    S-16

                    PROSPECTUS

Available Information........................       2
Incorporation of Certain Documents
  by Reference...............................       3
The Company..................................       4
Use of Proceeds..............................       4
Ratio of Earnings to Fixed Charges...........       5
Selling Stockholder..........................       5
Plan of Distribution.........................       5
Risk Factors.................................       7
Description of Common Stock..................      11
Description of Preferred Stock...............      12
Restrictions on Transfer of Capital Stock....      16
Certain Provisions of Maryland Law
  and of the Company's Articles of
  Incorporation and Bylaws...................      17
Federal Income Tax Considerations............      21
Legal Matters................................      21
Experts......................................      21

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                                1,351,351 SHARES

                      [PACIFIC GULF PROPERTIES INC. LOGO]

                                  PACIFIC GULF
                                PROPERTIES INC.

                                 CLASS A SENIOR
                             CUMULATIVE CONVERTIBLE
                                PREFERRED STOCK

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                             PROSPECTUS SUPPLEMENT

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                               December 31, 1996

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